Exhibit 99.3

ARTICLES OF ASSOCIATION
of the company “OMV PETROM SA”
- updated and entering in force starting with 27 April 2022 -
(amended as per the Resolution of the Extraordinary General Meeting of Shareholders of
OMV Petrom S.A. no. 2 dated 27 April 2022)

Chapter 1
Corporate name, corporate form, headquarters, duration

Article 1
Name of the Company

The name of the company is OMV PETROM S.A. (hereinafter “Petrom” or the “Company”).
Any invoice, offer, order, tariff, prospectus or other document issued by the Company shall specify the name of the Company, its legal form, its registered headquarters, the fiscal code and the share capital, of which the actually paid-up capital, in accordance with the Company's last approved financial statements.

Article 2
Corporate form of the Company

Petrom is a Romanian legal person established as a joint stock company. Petrom is a publicly held company.

Article 3
Headquarters of the Company

The headquarters of the Company is located in 22 Coralilor Street, sector 1, Bucharest, (“Petrom City”). The headquarters of the Company may be changed to any another location in Romania pursuant to a resolution of the Extraordinary General Assembly of Shareholders.
The Company may establish branches, agencies, representative offices or any other such units without legal personality, in Romania or abroad, according to the law, pursuant to the resolution of the Executive Board.
Setting-up of companies, including subsidiaries organised as separate legal entities, shall be approved by the competent corporate body in accordance with the legal provisions.

Article 4
Duration of the Company

The Company shall operate for an unlimited period of time, commencing on the date of its registration with the Commercial Registry.

Chapter 2
Purpose and business object of the Company

Article 5

The purpose of Petrom is the exploration and exploitation of crude oil and natural gas deposits as well as the import and export of crude oil and natural gas, the manufacturing and refining, transport and wholesale and retail trade of crude oil and crude oil products.

Article 6
Business object

According to the Classification of Activities in the National Economy, the Company’s main business field is: Crude oil extraction, CAEN Code 061.

The main field of business of Petrom is the following: Extraction of crude oil, CAEN Code 0610.

The core business object of Petrom is the following: the exploration and exploitation of petroleum and natural gas deposits.

In  addition  to  its  core  business,  the  Company  shall  also  carry  out  the  following activities:
-	the transport and marketing of crude oil and natural gas through its own distribution networks;
-	the drilling of wells;
-	the refining of crude oil;
-	the distribution, transport, storing, marketing, bunkering of ships and the supply of airships with crude oil products;
-	wholesale and retail trade in merchandise and miscellaneous products;
-	research and designing;
-	construction-erection, maintenance and repair of machinery, tools and equipment;
-	emergency works, commissioning and repair of wells;
-	geological and geo-physical investigations;
-	specific works and technologies;
-	import and export of crude oil, crude oil products, petrochemical and chemical products, specific machinery, equipment and technologies;
-	import and export of explosive products;
-	economic and technical-scientific collaboration and the performance of works abroad in its field of business;
-	technical-material supply, transport by own vehicles, by ships and airships, of persons and materials for specific technological operations and works;
-	provision of services to companies and to the public;
-	medical and social activity for its own employees and third parties.

According to the Classification of Activities in the National Economy, in addition to the main field of business, the Company shall also carry out the following activities:

0111	Growing of cereals (except rice), leguminous crops and oil seeds
0113	Growing of vegetables and melons, roots and tubers
0119	Growing of other non-perennial crops
0125	Growing of other, tree and fruit bush fruits and nuts
0129	Growing of perennial plants
0146	Raising of swine/pigs
0161	Support activities for crop production
0210	Silviculture management and other forestry activities
0620	Extraction of natural gas
0710	Mining of iron ores
0899	Other mining and quarrying n.e.c.
0910	Support activities for crude oil and natural gas extraction
0990	Support activities for other mining and quarrying
1071	Manufacture of bread; manufacture of fresh pastry goods and cakes
1085	Manufacture of prepared meals and dishes
1089	Manufacture of other food products n.e.c.
1107	Manufacture of soft drinks; production of mineral waters and other bottled waters
1610	Sawmilling and planing of wood
1723	Manufacture of paper stationery
1729	Manufacture of other articles of paper and paperboard
1812	Other printing
1813	Pre-press and pre-media services
1814	Binding and related services
1820	Reproduction of recorded media
1920	Manufacture of refined crude oil products
2011	Manufacture of industrial gases
2012	Manufacture of dyes and pigments
2013	Manufacture of other inorganic basic chemicals
2014	Manufacture of other organic basic chemicals
2015	Manufacture of fertilisers and nitrogen compounds
2016	Manufacture of plastics in primary forms
2017	Manufacture of synthetic rubber in primary forms
2020	Manufacture of pesticides and other agrochemical products
2030	Manufacture of paints, varnishes and similar coatings, printing ink and mastics
2041	Manufacture of soap and detergents, cleaning and polishing preparations
2051	Manufacture of explosives
2052	Manufacture of glues
2053	Manufacture of essential oils
2059	Manufacture of other chemical products n.e.c.
2219	Manufacture of other rubber products
2344	Manufacture of other technical ceramic products
2399	Manufacture of other non-metallic mineral products n.e.c.
2511	Manufacture of metal structures and parts of structures
2512	Manufacture doors and windows of metal

2521	Manufacture of central heating radiators and boilers
2529	Manufacture of other tanks, reservoirs and containers of metal
2550	Forging, pressing, stamping and roll-forming of metal; powder metallurgy
2561	Treatment and coating of metals
2562	Machining
2572	Manufacture of locks and hinges
2573	Manufacture of tools
2591	Manufacture of steel drums and similar containers
2592	Manufacture of light metal packaging
2593	Manufacture of wire products, chain and springs
2594	Manufacture of fasteners and screw machine products
2599	Manufacture of other fabricated metal products n.e.c.
2611	Manufacture of electronic components
2630	Manufacture of communication equipment
2651	Manufacture of instruments and appliances for measuring, checking, testing, navigating
2680	Manufacture of magnetic and optical media
2711	Manufacture of electric motors, generators and transformers
2712	Manufacture of electricity distribution and control apparatus
2740	Manufacture of electric lighting equipment
2790	Manufacture of other electrical equipment
2812	Manufacture of fluid power equipment
2813	Manufacture of other pumps and compressors
2822	Manufacture of lifting and handling equipment
2829	Manufacture of other general purpose machinery n.e.c.
2841	Manufacture of metal forming machinery
2849	Manufacture of other machine-tools
2892	Manufacture of machinery for mining, quarrying and construction
2899	Manufacture of other special-purpose machinery n.e.c.
2910	Manufacture of motor vehicles
2920	Manufacture of bodies (coachwork) for motor vehicles; manufacture of trailers and semi-trailers
2932	Manufacture of other parts and accessories for motor vehicles
3299	Other manufacturing n.e.c.
3311	Repair of fabricated metal products
3312	Repair of machinery
3313	Repair of electronic and optical equipment
3314	Repair of electrical equipment
3317	Repairing and maintenance of other transport equipment
3320	Installation of industrial machinery and equipment
3511	Production of electricity
3512	Transmission of electricity
3513	Distribution of electricity
3514	Trade of electricity
3521	Manufacture of gas
3522	Distribution of gaseous fuels through mains
3523	Trade of gas through mains

3530	Steam and air conditioning supply
3600	Water collection, treatment and supply
3700	Sewerage
3811	Collection of non-hazardous waste
3812	Collection of hazardous waste
3821	Treatment and disposal of non-hazardous waste
3822	Treatment and disposal of hazardous waste
3831	Dismantling of wreaks
3832	Recovery or sorted materials
3900	Remediation activities and other waste management services
4120	Construction of residential and non-residential buildings
4221	Construction of utility projects for fluids
4222	Construction of utility projects for electricity and telecommunications
4299	Construction of other civil engineering projects n.e.c.
4311	Demolition
4312	Site preparation
4313	Test drilling and boring
4321	Electrical installation
4322	Plumbing, heat and air-conditioning installation
4329	Other construction installation
4332	Joinery installation
4391	Roofing activities
4399	Other specialised construction activities n.e.c.
4511	Sale of cars and light motor vehicles
4519	Sale of other motor vehicles
4520	Maintenance and repair of motor vehicles
4531	Wholesales trade of motor vehicle parts and accessories
4532	Retail trade of motor vehicle parts and accessories
4611	Agents involved in the sale of agricultural raw materials, live animals, textile raw materials and semi-finished goods
4612	Agents involved in the sale of fuels, ores, metals and industrial chemicals
4613	Agents involved in the sale of timber and building materials
4614	Agents involved in the sale of machinery, industrial equipment, ships and aircraft
4615	Agents involved in the sale of furniture, household goods, hardware and ironmongery
4616	Agents involved in the sale of textiles, clothing, fur, footwear and leather goods
4617	Agents involved in the sale of food, beverages and tobacco
4618	Agents specialised in the sale of other particular products
4619	Agents involved in the sale of a variety of goods
4621	Wholesale of grain, unmanufactured tobacco, seeds and animal feeds
4622	Wholesale of flowers and plants
4623	Wholesale of live animals
4624	Wholesale of hides, skins and leather
4631	Wholesale of fruit and vegetables
4632	Wholesale of meat and meat products

4633	Wholesale of diary products, eggs and edible oils and fats
4634	Wholesale of beverages
4635	Wholesale of tobacco products
4636	Wholesale of sugar and chocolate and sugar confectionery
4637	Wholesale of coffee, tea, cocoa and spices
4638	Wholesale of other food, including fish, crustaceans and molluscs
4639	Non-specialised wholesale of food, beverages and tobacco
4641	Wholesale of textiles
4642	Wholesale of clothing and footwear
4643	Wholesale of electrical household appliances
4644	Wholesale of china and glassware and cleaning materials
4645	Wholesale of perfume and cosmetics
4647	Wholesale of furniture, carpets and lighting equipment
4648	Wholesale of watches and jewellery
4649	Wholesale of other household goods
4651	Wholesale of computers, computer peripheral equipment and software
4652	Wholesale of electronic and telecommunications equipment and parts
4661	Wholesale of agricultural machinery, equipment and supplies
4662	Wholesale of machine-tools
4663	Wholesale of mining; construction and civil engineering machinery
4664	Wholesale of machinery for the textile industry and of sewing and knitting machines
4666	Wholesale trade of other office machinery and equipment
4669	Wholesale of other machinery and equipment
4671	Wholesale of solid, liquid and gaseous fuels and related products
4672	Wholesale of metals and metallic ores
4673	Wholesale of wood, construction materials and sanitary equipment
4674	Wholesale of hardware, plumbing and heating equipment and supplies
4675	Wholesale of chemical products
4676	Wholesale of other intermediate products
4677	Wholesale of waste and scrap
4690	Non-specialised wholesale trade
4711	Retail sale in non-specialised stores with food, beverages and tobacco predominating
4719	Other sale in non-specialised stores
4721	Retail sale of fruit and vegetables, in specialised stores
4722	Retail sale of meat and meat products, in specialised stores
4723	Retail sale of fish, crustaceans and molluscs, in specialised stores
4724	Retail sale of bread, cakes, flour confectionery and sugar confectionery in specialised stores
4725	Retail sale of beverages, in specialised stores
4726	Retail sale of tobacco products, in specialised stores
4729	Other retail sale of food in specialised stores
4730	Retail sale of automotive fuel in specialised stores
4759	Retail sale of furniture, lighting equipment and other household articles in specialised stores
4761	Retail sale of books, in specialised stores
4762	Retail sale of newspapers and stationeryin specialised stores
4764	Retail sale of sporting equipment in specialised stores

4765	Retail sale of games and toys in specialised stores
4771	Retail sale of clothing in specialised stores
4772	Retail sale of footwear and leather goods in specialised stores
4773	Dispensing chemist in specialised stores
4775	Retail sale of cosmetic and toilet articles in specialised stores
4777	Retail sale of watches and jewellery in specialised stores
4778	Retail sale of new goods in specialised stores
4781	Retail sale via stalls and markets of food, beverages and tobacco products
4782	Retail sale via stalls and markets of textiles, clothes and footwear
4789	Retail sale via stalls and markets of other goods
4791	Retail sale via mail order houses or via Internet
4799	Other retail sale not in stores, stalls or markets
4931	Urban and suburban passenger land transport
4939	Other passenger land transport n.e.c.
4941	Freight transport by road
4950	Transport via pipeline
5020	Sea and coastal freight water transport
5040	Inland freight water transport
5110	Passenger air transport
5121	Freight air transport
5210	Warehousing and storage
5221	Service activities incidental to land transport (except for the operation of railroad infrastructure)
5222	Service activities incidental to water transport
5223	Service activities incidental to air transport
5224	Cargo handling
5229	Other transportation support activities
5510	Hotels and similar accommodation
5520	Holiday and other short-stay accommodation
5530	Camping grounds, recreational vehicle parks and trailer parks
5590	Other accommodation
5610	Restaurants and mobile food service activities
5621	Event catering activities
5629	Other food service activities
5630	Beverage serving activities
5812	Publishing of directories and mailing lists
5814	Publishing of journals and periodicals
5819	Other publishing activities
5829	Other software publishing
5920	Sound recording and music publishing activities
6110	Wired telecommunications activities
6120	Wireless telecommunications activities
6190	Other telecommunications activities
6201	Computer programming activities
6202	Computer consultancy activities
6203	Computer facilities management activities

6209	Other information technology and computer service activities
6311	Data processing, hosting and related activities
6312	Web portals
6399	Other information service activities n.e.c.
6492	Other credit granting (except for the activities performed by the non-bank financial institutions)
6499	Other financial activities, except insurance and pension funding n.e.c.
6810	Buying and selling of own real estate
6820	Renting and operating of own or leased real estate
6920	Accounting, bookkeeping and auditing activities; tax consultancy (only primary book keeping)
7112	Engineering activities and related technical consultancy
7120	Technical testing and analysis
7211	Research and experimental development on biotechnology
7219	Other research and experimental development on natural sciences and engineering
7311	Advertising agencies
7410	Specialized design activities
7430	Translation and interpretation activities
7490	Other professional, scientific and technical activities n.e.c.
7711	Renting and leasing of cars and light motor vehicles
7712	Renting and leasing of trucks
7731	Renting and leasing of agricultural machinery and equipment
7732	Renting and leasing of construction and civil engineering machinery and equipment
7734	Renting and leasing of water transport equipment
7739	Renting and leasing of other machinery, equipment and tangible goods n.e.c.
7740	Leasing of intellectual property and similar products, except copyrighted works
7810	Activities of employment placement agencies
7820	Temporary employment agency activities
7830	Other human resources provision
7990	Other reservation service and related activities
8020	Security systems service activities
8129	Other cleaning activities
8130	Landscape service activities
8211	Combined office administrative service activities
8219	Photocopying, document preparation and other specialized office support activities
8230	Organization of conventions and trade shows
8292	Packaging activities
8299	Other business support service activities n.e.c.
8532	Technical and vocational secondary education
8551	Sports and recreation education
8552	Cultural education (foreign languages, music, theather, dancing, beautiful arts etc)
8559	Other education n.e.c.
8610	Hospital activities
8621	General medical practice activities
8622	Specialist medical practice activities
8623	Dental practice activities
8690	Other human health activities

8710	Residential nursing care activities
8891	Child day-care activities
8899	Other social work activities without accommodation n.e.c.
9102	Museums activities
9103	Operation of historical sites and buildings and similar visitor attractions
9311	Operation of sports facilities
9312	Activities of sport clubs
9313	Fitness facilities
9319	Other sports activities
9329	Other amusement and recreation activities
9511	Repair of computers and peripheral equipment

The Company can perform import and export of the goods and products which are the subject matter of the activities included in the scope of business.

Chapter 3
Share capital, shares

Article 7
Share capital

The issued share capital of Petrom amounting to RON 5,664,410,833.50, fully subscribed and paid up, of which RON 5,602,816,732.80 and EUR 9,544,163.19 in cash, and RON 26,697,708.80 in kind contribution, divided in 56,644,108,335 common, nominative shares with a nominal value of RON 0.1 each.

Article 8
Reduction or increase of share capital

The share capital may be reduced pursuant to a resolution of the extraordinary general meeting of shareholders according to and in compliance with the procedure prescribed by law.

The exercise of the competence to increase the share capital is delegated, for a period of 2 (two) years as of 27 April 2022, by the extraordinary general meeting of shareholders to the Executive Board, in accordance with the law and these Articles of Association. The extraordinary general meeting of shareholders will decide on any renewal of this period by subsequent resolutions, if the case. The Executive Board is authorised to carry out a share capital increase with a maximum value of 50% of the existing subscribed share capital as of the date of the resolution of the extraordinary general meeting of shareholders held on 27 April 2022, i.e. maximum RON 2,832,205,416.75, under the following terms: (a) only new shares shall be issued, in exchange for in-kind contribution of the Romanian State as a result of obtaining the land ownership certificates by the Company and cash contributions of the other shareholders/holders of preference rights; (b) preference rights shall be issued to the existing shareholders; (c) the subscription period shall be of at least one month; (d) only holders of preference rights may subscribe new shares; (e) the share capital shall be increased to the extent of the newly subscribed shares and all shares that are not subscribed by holders of preference rights shall be cancelled; and (f) the new shares shall be issued at nominal value of RON 0.1 per share and at a price of RON 0.1 per share, equal to the nominal value, without a share premium.

The decision of the Executive Board approving the share capital increase performed under this authorization will be subject to the approval of the Supervisory Board (other than the final decision implementing the share capital increase based on the results of the subscriptions in cash – when the Executive Board only takes note of the status of subscriptions, cancellation of any unsubscribed shares and approves the final share capital amount resulted from the share capital increase operation).

Article 9
Shares

The  Company  shall  keep  the  record  of  the  shares  and  of  the  shareholders  in  a shareholders’ Registry which is to be maintained by an independent registry company, opened and operated in accordance with the law. The independent company shall be selected by the Executive Board. The employees of Petrom have the right to acquire from the State, shares in the Company up to the limit of 8% of the share capital, for a price equal to the price for which shares have been sold in the privatisation process. The Company's shares  are  nominative  shares  issued  in  dematerialized  form,  by registration in a registry.
The shares of the Company are freely transferable.
The Company may acquire its own shares according to the terms of the law.

Article 10
Bonds

Petrom is authorised to issue bonds under the law.

Article 11
Rights and obligations attached to shares

Each share subscribed and fully paid by the shareholders, shall grant equal rights and shall confer on its holder, according to the law, the right for one vote in the general assembly of shareholders, the right to elect and to be elected in the management bodies of the Company, the right to partake in the distribution of the profits in accordance with these articles of association and with the law, and other rights provided by the articles of association , respectively.
The ownership of the share shall imply, by operation of the law, the acceptance by the holder thereof of these articles of association.
All rights and obligations attached to or deriving from any share shall be assumed by any new holder of such share in the event such share passes into such person’s ownership.
The liabilities of the Company shall be guaranteed with the company’s assets and the shareholders being obliged just to pay their shares. The debts or other personal obligations of the shareholders cannot encumber the assets of the Company. A creditor of a shareholder may only raise claims on that portion of the profits of the Company which shall be distributed by the General Assembly of Shareholders or on the pro rata portion due to the subject shareholder upon the liquidation of the Company pursuant to the law and these articles of association.
The shareholders are entitled to correct and complete information in the general assembly of shareholders on the status of the Company. If new shares are issued, the existing shareholders shall have a pre-emptive right to subscribe for such shares under the law.

Article 12
Assignment of shares

Shares are indivisible with respect to the Company which acknowledges the existence of only one owner for each share.
The assignment of all or part of the shares among the shareholders or third parties shall be performed under the terms and in keeping with the procedure stipulated by law.
Transactions involving the Company’s shares shall be carried out in accordance with the legislation in force, on the organized securities markets.

Chapter 4
The General Assembly of Shareholders

Article 13

13.1.1     – Ordinary General Assembly
The  Ordinary  General  Assembly  shall  have  the  following  authority,  duties  and functions:
(a) to discuss, approve or modify the annual financial statements after having reviewed the reports of the Executive Board, of the Supervisory Board, of the financial auditor and of the internal auditors;
(b)  to distribute the profit and to establish the dividends;
(c to elect the members of the Supervisory Board and the financial auditor and to revoke the appointment of each of the foregoing; to approve the minimum term of the audit contract.
(d) to establish the remuneration of the members of the Supervisory Board and of the financial auditor for the current fiscal year;
(e) to assess the activity of the members of the Executive Board and of the members of the Supervisory Board, to evaluate their performance and to discharge them of their liability in accordance with the provisions of the law;
(f) to decide upon suing the members of the Executive Board, the members of the
Supervisory Board, as the case may be, for damages caused to the Company;
(g) to  approve  the  income  and  expenditure  budget,  as  well  as  the  business programme for the next fiscal year;
(h) to approve the reports of the Supervisory Board with respect to the supervision activity performed by it;
(i) to decide upon other matters related to the Company that it is legally entitled to decide upon, provided such matters are placed on the agenda of the Ordinary General Assembly.
13.1.2 – Extraordinary General Assembly
The Extraordinary General Assembly shall be entitled to decide only upon:
(a) changing the corporate form of the Company;
(b)  altering the scope of business of the Company;
(c) increasing the share capital of the Company;
(d) reducing the share capital of the Company;

(e) merging with other companies;
(f) spin-off the Company;
(g) an early dissolution of the Company;
(h) converting shares from one class into another;
(i) converting bonds from one class into another or into shares;
(j) issuing bonds;
(k) the execution of any agreements relating to acquisition, disposal, exchange or encumbrance of certain assets classified as fixed assets of the Company the value of which exceeds, individually or in the aggregate, throughout a fiscal year, 20% of the book value of the total fixed assets of the Company less the accounts receivable;
(l) any changes to the Articles of Association;
(m) reconfirmation and any change of the Supervisory Board Internal Rules;
(n) any  other  resolution  that  requires  the  approval  of  the  Extraordinary  General Assembly.
13.1.3    The exercise of the competence to increase the share capital is delegated to the Executive Board in accordance with article 8 of the Articles of Association.

Article 14
The Convening of the General Assembly of Shareholders

The General Assembly of Shareholders shall be convened by the Executive Board whenever this is necessary, in accordance with the provisions of the law. The date of the meeting may not be less than 30 (thirty) days after publishing the convening notice in the Official Gazette of Romania (Monitorul Oficial al Romaniei), part IV.
The convening notice shall be published in the Official Gazette of Romania, part IV and in one of the widely-spread newspapers in Romania.
The period of notice shall in each case be exclusive of the day on which it is served and of the day on which the meeting is to be held.
Every notice calling a General Assembly shall specify the day and hour of the first convening of the meeting, the fact that the meeting shall be held at the Company’s headquarters (unless the members of the Executive Board choose to hold the meeting at a different location, in which case the address of such different location shall be expressly specified in the notice), as well as the date, the hour and the location for the second convening of the meeting. The notice of the General Assembly of Shareholders shall specify the general nature of all businesses to be approved at the meeting, as well as the resolutions that shall be proposed to be passed at the meeting. When the agenda contains proposals concerning modifications of the Articles of Association, the call notice shall contain the full text of such proposals.
The General Assembly of Shareholders shall carry out its procedures in the Romanian language and the Company shall make available, on its own expenses, a translator for the simultaneous translation into the English language.
In exceptional cases, when the Company’s interest requires it, the Supervisory Board may convene the General Assembly of Shareholders.

Article 15
The Functioning of the General Assembly of Shareholders

15.1 – Quorum and voting rights

15.1.1 - Quorum and voting rights in the Ordinary General Assembly
(i)          First convening
No business other than the appointment of a chairman and a secretary for the respective meeting (and one or more technical secretaries, if the case may be) shall be considered at any Ordinary General Assembly of Shareholders unless the quorum requirements are complied with at the time the Assembly proceeds to business. For the purposes of this article, the quorum requirements are met only if the shareholders representing more than 1/2 of the share capital of the Company are present.
In the event the quorum requirements are met, a resolution may be passed only with the affirmative vote of the majority of the share capital of the Company.
(ii)          Second convening
If within 30 minutes from the time scheduled for the first convening of the Ordinary General Assembly (or any other interval as the chairman of the meeting may think fit to allow) the quorum requirements are not met or if during the meeting the quorum requirements cease to be met, the Ordinary General Assembly of Shareholders shall be held in another day, time and place as specified for this purpose in the notice convening the meeting.
The Ordinary General Assembly of Shareholders held at the second convening may decide on the issues included on the agenda of the first scheduled meeting, irrespective of the number of attending shareholders, by the majority of the votes expressed in such second meeting.

15.1.2 - Quorum and voting rights in the Extraordinary General Assembly of Shareholders
(i)          First convening
No business other than the appointment of a chairman and a secretary of the respective meeting (and one or more technical secretaries, if the case may be) shall take place at any Extraordinary General Assembly of Shareholders unless the quorum requirements are met at the time when the assembly proceeds to business. For the purposes of this article, quorum requirements are met only if the shareholders representing more than 1/2 of the share capital of the Company are present.
In the event the quorum requirements are met, a resolution can be passed only with the affirmative vote of the majority of the share capital of the Company.
(ii)         Second convening
If within 30 minutes from the time scheduled for the first convening of the Extraordinary General Assembly of Shareholders (or any other interval as the chairman of the meeting may think fit to allow) the quorum requirements are not met or if during the meeting the quorum requirements cease to be  met, the Extraordinary General Assembly shall be held in another day, time and place as specified for this purpose in the notice convening the meeting.
No business other than the appointment of a chairman and a secretary shall take place at second convening of the Extraordinary General Assembly unless the quorum requirements are met at the time when the assembly proceeds to business. For the purposes of this Article, quorum requirements are satisfied only if shareholders representing more than 1/2 of the share capital of the Company are present.

In the event quorum requirements are met, a resolution may be passed at the second convening  of  the  Extraordinary  General  Assembly  of  Shareholders  on  the  issues included on the agenda for the originally scheduled meeting with the majority of the affirmative vote of the majority of the share capital of the Company.

15.1.3. Should the legislation in force stipulate special mandatory provisions including derogatory conditions regarding the quorum and majority requirements,  such mandatory provisions shall be observed.

15.2 Process of the meeting
The General Assembly of Shareholders is chaired by the President of the Supervisory Board, who may designate another person to chair the assembly, in case the General Assembly does not designate  another person as chairman of the meeting.
The chairman of the meeting designates two or more technical secretaries to verify the fulfilment of the formalities required by law for the carrying out of the meeting and for the drafting of the minutes thereof.

15.3 Minutes
The minutes, signed by the president and by the secretaries, shall ascertain the fulfilment of the formalities relating to the convening notice, the date and place of the meeting, the agenda, the shareholders present, the number of shares, a summary of the issues discussed, the resolutions passed and, upon the request of the shareholders, the statements made by the shareholders during the meeting.
The resolutions of the General Assembly of Shareholders shall be drafted pursuant to the minutes and shall be signed by the President of the Supervisory Board or by another person appointed by the President.

15.4 Other Formalities
In order to be binding to third parties, the resolutions of the General Assembly of Shareholders shall be submitted no later than 15 (fifteen) days as of the meeting date to the Commercial Registry Office, in order for an excerpt to be registered and published in the Official Gazette of Romania.

Article 16
Exercising the voting right in the General Assembly of Shareholders

Shareholders may be represented in any general assembly by other shareholders or by third parties.
The resolutions of the General Assembly of the Shareholders shall be made by filling in a stamped voting bulletin for each and every item on the agenda.
Only the shareholders registered in the shareholders’ register of the Company as at the reference date determined by the Executive Board or by the Supervisory Board, as the case may be, when convening the General Assembly of Shareholders will be entitled to participate in the assembly and vote, after duly proving their identity.
The  secret  voting  procedure  shall  be  mandatory  for  electing  and  for  revoking  the members of the Supervisory Board, for electing and for revoking the financial auditor and for passing resolutions regarding the liability of the members of the Executive Board ,of the members of the Supervisory Board and of the financial auditor.
The following secret voting procedure shall be applied in mandatory cases, in order to ensure secrecy of the vote during the General Assembly of Shareholders:
(i)         each shareholder shall be handed by the technical secretaries of the assembly a voting bulletin listing the number of his shares and voting instructions;

(ii)        each shareholder shall vote by filling-in the bulletin and submitting it to the secretaries of the assembly who will determine the result of the voting.
The resolutions of the General Assembly of the Shareholders are mandatory even for absent shareholders and for those who voted against the resolution.

Chapter 5
The Supervisory Board

Article 17
Organisation

17.1     Petrom shall be managed in a dualist system, by an Executive Board supervised by a Supervisory Board. The Supervisory Board will consist of 9 members. The members of the Supervisory Board may be shareholders of the Company. The members of the Supervisory Board cannot be members of the Executive Board.
17.2       The members of the Supervisory Board are elected by the General Assembly of Shareholders in accordance with the provisions of the Romanian laws regarding public listed companies.
The mandate of the members of the Supervisory Board is granted for a four (4) year period.
17.3        The President of the Supervisory Board will be elected by the members of  the
Supervisory Board.
17.4       Should a position of a member of the Supervisory Board become vacant, the Supervisory Board may appoint a provisional replacement member until the next convening of the shareholders’ meeting or it may instruct the Executive Board  to convene the General Assembly of Shareholders in order to elect another member. If the new member is appointed by the General Assembly of Shareholders, the duration of the appointment for the new member shall be equal to the remaining period of the mandate of the preceding member, except when the entire Supervisory Board is reconfirmed for a new four-year mandate. The proposal for a candidate to a vacant Supervisory Board position, will be submitted only after consultation with the shareholder which had proposed the Supervisory Board member whose mandate’s termination generated the vacancy.
17.5     The revocation of the members of the Supervisory Board shall be decided by the General Assembly of Shareholders.

Article 18
Operation

18.1       The meetings of the Supervisory Board shall be convened as follows:
(i)         by the President of the Supervisory Board (or a member of the Supervisory Board based on an authorisation given by the President) whenever he/she thinks fit, but in any event at least once every 3 months;
(ii)        by the President of the Supervisory Board upon the grounded request of any two members of the Supervisory Board or of the entire Executive Board, provided the request includes only issues that are part of the duties of the Supervisory Board;
(iii)        by two members of the Supervisory Board or by the Executive Board, if the
President fails to summon the Supervisory Board’s meeting as stipulated under Articles 18.1(i) or 18.1 (ii).

18.2 The meetings of the Supervisory Board shall be called by notice sent at least three days before the proposed meeting. The period of notice shall in each case be exclusive of the day on which it is served and of the day on which the meeting is to be held. The notice shall be given in a manner hereinafter mentioned to all the members of the Supervisory Board, in accordance with this Articles of Association.
18.3 The notice of a Supervisory Board meeting shall be delivered to each member of the Supervisory Board in writing, or by facsimile or electronic mail or other lawfully permissible means of notice sent to the address or facsimile number of the particular member of the Supervisory Board. Each member of the Supervisory Board has the duty to notify the Company in writing, or by facsimile or electronic mail or other lawfully permissible means of notice of any change in such Supervisory Board member’s address and/or facsimile number, as the case may be, and shall not be heard to complain of any defects in notice unless such change is so notified.
18.4 Every notice calling the meeting of the Supervisory Board shall specify the day and hour of the meeting, as well as the fact that the meeting shall be held at the Company’s headquarters (unless the members of the Supervisory Board choose to hold the meeting at a different location, in which case the address of such different location shall be specified in the notice). The notice of the Supervisory Board meeting shall also specify the agenda of the meeting.
No  resolution  upon  issues  not  included  on  the  agenda  shall  be  taken  by  the
Supervisory Board, except for urgent cases.
The President shall decide on whether issues are of an urgent nature.
18.5 A Supervisory Board meeting may be called at any time, but in any event shall take place at least once every three months. If the Supervisory Board is called upon the request of two of its members or upon the request of the Executive Board, it shall take place no later than seven days after the receipt of the subject request.
18.6 The Supervisory Board meeting is chaired by the President of the Supervisory Board or, in his/her absence, by another member, by virtue of a mandate from the President. The President shall appoint a secretary from amongst the members of the Supervisory Board or not. The Supervisory Board may hold meetings by telephone or video conference or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting for the purpose of fulfilling the requirements regarding the quorum and voting conditions. Any member of the Supervisory Board may delegate to another member the power to vote in a specific meeting of the Supervisory Board. The Supervisory Board adopts the rules detailing the conditions of exercise of such delegation of power.
18.7 In urgent cases, the Supervisory  Board  may  take  resolutions  by  circulation, without an actual meeting being held, by the majority of votes. The President of the Supervisory Board shall decide on whether the urgency of the situation requires resolutions to be taken by circulation. In order to pass a valid resolution by circulation, the resolution proposal shall be communicated prior to the meeting to all members of the Supervisory Board according to the provisions of the Article 18.3 herein.
18.8 At least 5 of the Supervisory Board members must be present for the resolutions to be valid.
The resolutions of the Supervisory Board shall be validly passed by the affirmative vote of the majority of the members present or represented at such Supervisory Board meeting. In the event of parity of votes, the President of the Supervisory Board or the person empowered by him/her to chair the meeting shall have a casting vote.
18.9 The Supervisory Board’s debates shall be registered in the minutes of the meeting, which shall be sealed and stamped by the President of the Supervisory Board. The minutes shall be signed by the person presiding over the meeting and the secretary.

18.10 The Supervisory Board may delegate limited issues to certain of its members, acting individually or as part of special committees, and may also resort to experts to study certain issues.
18.11 The  members  of  the  Supervisory  Board  may  exercise  any act  related  to  the control over the management of the Company, in the Company’s interest, within the limit of the rights conferred upon them.
The Supervisory Board appoints, by the vote of the majority of its members, the members of the Executive  Board that shall  be formed of executive officers of the Company and chaired by the Chief Executive Officer.
18.12 The meetings of the Supervisory Board shall be held in the English language and shall be simultaneously translated into the Romanian language. The minutes and the other documents related to the Supervisory Board’s meetings shall be drafted in both English and Romanian.

Article 19
Powers of the Supervisory Board

19.1The Supervisory Board has the following main powers:
(a)          to exercise control over the management of the Company by the Executive Board;
(b)        to determine the structure and the number of positions in the Executive Board; to appoint and revoke the members of the Executive Board;
(c)         to create an audit committee and other specialised committees, if appropriate, comprising no less than two of its members;
(d)          to check that the acts undertaken in the course of the management of the Company are compatible with the law, the Articles of Association and any relevant resolutions of the General Assembly of Shareholders;
(e)          to submit to the General Assembly of Shareholders a report concerning the supervision activity undertaken;
(f)          to represent the Company in relation to the Executive Board;
(g)          to approve the internal rules of the Executive Board;
(h)          to verify the Company’s financial statements;
(i)          to verify the report of the members of the Executive Board;
(j)          to propose to the General Meeting the appointment and the revocation of the financial auditor, as well as the minimum term of the audit contract;
(k)       to approve any transfer with respect to the Campina Research and Technological Institute and the Ploiesti INCERP Institute, in accordance with the applicable regulations in force;
(l)       to approve the decisions of the Executive Board relating to share capital increases passed according to article 8 of the Articles of Association.

Article 20
Duties of the members of the Supervisory Board and of the members of the Executive Board

20.1 The members of the Supervisory Board and the members  of  the  Executive Board have a duty of care and a duty of loyalty to Petrom. Such duties must be discharged considering the interests of the shareholders, in general, and not of certain shareholders, in particular. In the event of a crisis, the members of the Supervisory Board and the members of the Executive Board shall also consider the consumers’ interests and the Romanian national interest and shall endeavour to achieve a balance between such interests and the interests of the shareholders, provided such actions do not place the Company at a disadvantage from the point of view of the competition, in comparison with its competitors on the Romanian market.
20.2 In the  absence  of  bad  faith,  the  members  of  the  Executive  Board  and  the members of the Supervisory Board shall not be held liable for business or supervisory decisions made after due inquiry of the relevant circumstances existing as at the date when such decisions were made. For purposes of such inquiry, the members of the Supervisory Board and the members of the Executive Board have the right to rely on the information made available by the officers and employees within Petrom, or by outside professional advisers.

Chapter 6
The Executive Board

Article 21
Organisation

21.1     The Executive Board is appointed and revoked by the Supervisory Board. The number of members shall be determined by the Supervisory Board, provided that such number is not  lower than three  and  not higher than seven. One Executive Board member shall be appointed as the President of the Executive Board (herein Chief Executive Officer “CEO” of the Company).
21.2       The mandate of the Executive Board members is granted for a four (4) year term.
21.3      Should a position of a member of the Executive Board become vacant, the Supervisory Board will appoint another member, for the rest of the duration of the mandate of the member being replaced.
21.4      The members of the Executive Board cannot be at the same time members of the Supervisory Board.

Article 22
Operation

22.1     The operation of the Executive Board shall be established by the Internal Rules for the Executive Board, approved by the Supervisory Board.
22.2      The Executive Board shall convene at regular intervals (usually, every week) and whenever necessary for the operative settlement of the current issues of the Company.
22.3      At least half of the members in office of the Executive Board must be present for the resolutions to be valid, unless the internal rules require a higher quorum. The resolutions of the Executive Board shall be validly passed by the affirmative vote of the majority of the members present or represented at such Executive Board meeting. In the event of parity of votes, the President of the Executive Board or the person empowered by him/her to chair the meeting shall have a casting vote. The Executive Board may hold meetings by telephone or video conference or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting for the purpose of fulfilling the requirements regarding the quorum and voting conditions.
22.4      Should the nature of the situation require it, the Executive Board can adopt a resolution by circulation based on the written unanimous agreement, without a meeting being convened. The President of the Executive Board will assess whether such a procedure is called for.

22.5       The Executive Board must provide the Supervisory Board with a written report concerning the management of the Company, the activity of the Company and the possible evolution of the Company at least every 3 months.
22.6      The meetings of the Executive Board shall be held in English language. On a case by case basis, the Executive Board shall decide upon the need to provide simultaneous translation into Romanian language. All documents for the use of and/or issued by the Executive Board, including minutes of the meetings, agendas of the meetings, supporting documents for the items covered either by the agendas and/or by the meeting minutes shall be drawn up in English and, to the extent necessary, in Romanian.

Article 23
Duties of the Executive Board

The main duties of the Executive Board, performed under the supervision of the Supervisory Board, are:
(a)          to approve the conclusion of material lease agreements (renting or hiring);
(b)          to negotiate the collective bargaining agreement together with the employees’ representatives;
(c)        to establish the  strategy  and  the  policies  regarding  the  development  of  the Company, including the organizational chart of the Company and the operational divisions;
(d)         to approve the opening or closing down of territorial units (branches, agencies, representative offices);
(e)         to annually submit to the approval of the General Assembly of Shareholders, within four months as of the end of the fiscal year, the report regarding the business activity of the Company, the financial statements for the previous year, as well as the business activity project and the budget project of the Company for the current year;
(f)          to conclude legal  acts  on  behalf  of  and  for  the  account  of  the  Company,  in accordance with the terms of these Articles of Association regarding the double signature and with observance of the matters reserved to the General Assemblies of Shareholders or to the Supervisory Board;
(g)         to hire and to dismiss, to establish the duties and responsibilities of the Company’s personnel, in line with the Company’s overall personnel policy;
(h)        to undertake all the measures necessary and useful for the management of the Company, implied by the daily management of each division or delegated by  the General Assembly of Shareholders or by the Supervisory Board, with the exception of those reserved to the General Assembly of Shareholders or to the Supervisory Board through operation of the law or of the Articles of Association.
(i)          to make recommendations to the shareholders regarding the distribution of profits;
(j)        exercise any competence delegated by the Extraordinary General Assembly of Shareholders, including the share capital increase competence as set forth by article 8 of the Articles of Association.

Article 24
Representation of the Company

24.1        In its relations to third parties, the Company is represented and bound by the joint signatures of two persons, as follows:
(a)       each and every Executive Board member (including the President of the Executive Board) together with another Executive Board member;
(b)       each and every Executive Board member (including the President of the Executive Board) together with a person empowered by another Executive Board member;

(c)          a person empowered by an Executive Board member together with another person empowered by another Executive Board member;
24.2     Notwithstanding the provisions of the present Article 24.1 above, whenever the rule stipulated under Article 24.1 above cannot be observed unless hindering the business of the Company, each and every Executive Board member (including the President of the Executive Board) can validly represent the Company by co-signing together with one of his direct reports who was specifically granted such co-signature powers by the Executive Board.
24.3       Each and every Executive Board member (including the President of the Executive Board) may delegate his/her powers to represent the Company to other persons based on general or specific powers-of-attorney countersigned by another Executive Board member.
24.4      The two joint signature requirement for any act to be binding on the Company shall be observed, with the exception of the case where, by special power of attorney, two authorized representatives of the Company, acting jointly, have expressly granted the authority to represent the Company in respect of a certain act to a single person, acting  individually.
24.5      The heads of the branches or the heads of other secondary offices of the Company shall not have the authority to represent the Company in commercial transactions unless such authority was expressly granted to them by power-of-attorney, pursuant to the provision of this article.
24.6       The members of the Executive Board shall file their signatures with the competent commercial registry.

Chapter 7
Audit of the Company

Article 25
The Internal Auditors and Financial Audit

The Company shall be subject to financial audit. Likewise, the Company shall organise the Internal Audit in accordance with the regulations in force.

Chapter 8
The activity of the Company

Article 26
The funding of its own activities

In order to meet its scope of business and in keeping with the established powers, the Company makes use of the financing sources set up in accordance with the law, of bank loans and other financial sources.

Article 27
The fiscal year

The fiscal year starts on 1 January and ends on 31 December of each year. The first fiscal year starts on the date of the establishment of the Company.

Article 28
Company personnel

The  personnel  is  employed  or  dismissed  as  provided  under  these  Articles  of Association.  Executive  officers  of  the  Company,  the  directors  of  the  branches, representative offices and agencies of the Company are employed or dismissed by the Executive Board. The Executive Board may delegate such task to the other officers of the Company.

Article 29
Company’s Accounting Books and Financial Statements

The Company shall keep the accounting records in Romanian lei, shall draw up the financial statements on an annual basis, in compliance with the methodological norms issued by the Ministry of Finance.
The financial statements shall be published in the Official Gazette of Romania, according with the relevant legal provisions.

Article 30
Profit Calculation and Distribution

The profit  of the  Company shall be  established based on the financial statements approved by the General Assembly of Shareholders. The taxable profit shall be established under the terms of the law.
The profit of the Company remaining after the payment of the profit tax shall be distributed according to the resolutions of the General Assembly of Shareholders, without the breach of the legal provisions in force.
Funds designed for modernisation, research and development, investments, repairs, as well as for other purposes established by the General Assembly of Shareholders, in compliance with the law, may be established from the profits remained after the payment of the profit tax of the Company.
The Company shall create a reserve fund as well as other funds, in accordance with the law.
The dividends shall be distributed among the shareholders on a pro rata basis according to the number of the shares they own.
The  payment  of  dividends  due  to  shareholders  shall  be  effected  by  the  Company pursuant to the law, subsequent to the approval of the financial statements by the General Assembly of Shareholders.
Should the Company register a loss, the General Assembly of Shareholders shall analyse the causes and shall take actions accordingly.
The losses shall be borne by the shareholders on a pro rata basis according to their contribution to the share capital and within the limits of the contributed share capital.

Article 31
Records of the Company

The Company shall keep the records as stipulated by law.

Chapter 9
Partnerships

Article 32

Petrom may associate with other entities acting in the oil industry as well as in other fields of activity. The partnership shall be performed on the basis of a partnership agreement.

Article 33

The entities associated with Petrom shall comply with and apply the unitary procedures and rules established by mutual agreement in the partnership agreement, for the carrying out of the main commercial, production and financial relations etc.

Article 34

The withdrawal of the entities from the partnership shall be carried out in accordance with the law.

Article 35

The terms of the partnership during the partnership period, as well as the terms of withdrawal shall be stipulated in the partnership agreements that shall be concluded between Petrom and each of its partner entities.

Chapter 10
Modification of the legal form, dissolution, liquidation, litigation

Article 36
Modification of the Legal Form

The Company may be transformed into another type of company by resolution of the Extraordinary General Assembly of Shareholders.

Article 37
Dissolution of the Company

The Company may be dissolved in the following situations:
(a)          impossibility to achieve the scope of business;
(b)          bankruptcy;
(c)         loss of half of the share capital after exhaustion of the reserve fund, if the Extraordinary General Assembly of Shareholders does not decide to increase the share capital or to reduce it to the remaining value;
(d)         in  any  other  circumstances,  based   on   the   unanimous   resolution   of   the Extraordinary General Assembly of Shareholders; The dissolution of the Company shall be registered with the Commercial Registry and published in the Official Gazette of Romania.

Article 38
Liquidation of the Company

In the event of dissolution, the Company shall be liquidated.
The liquidation of the Company and the distribution of the Company’s assets shall be performed in compliance with the legal procedures.

Chapter 11
Final provisions

Article 39

The provisions of the Articles of Association shall be supplemented with the legal provisions regarding commercial companies.

Christina Verchere
President of the Executive Board
Chief Executive Officer
OMV Petrom S.A.

Alina Popa
Member of the Executive Board
Chief Financial Officer
OMV Petrom S.A.